EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of The E.W. Scripps Company and subsidiaries and the effectiveness of The E.W. Scripps Company and subsidiaries’ internal control over financial reporting dated March 13, 2015, appearing in the Annual Report on Form 10-K of The E.W. Scripps Company for the year ended December 31, 2014

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
November 6, 2015